Exhibit (a)(1)

MEDPACE INVESTORS, LLC

OFFER TO PURCHASE FOR CASH VESTED

EMPLOYEE STOCK OPTIONS OF MEDPACE HOLDINGS, INC.

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE

ON SEPTEMBER 13, 2019 AT 11:59 P.M., EASTERN TIME,

UNLESS THE OFFER PERIOD IS EXTENDED

AUGUST 15, 2019

Medpace Investors, LLC, a Delaware limited liability company (“Medpace Investors”) and August J. Troendle (“Mr. Troendle” and together with Medpace Investors, “we,” “us,” “our”), are offering to purchase vested stock options for cash from Eligible Holders (as defined herein) (the “Offer”) of Medpace, Inc., an Ohio corporation (“Medpace”) and of certain subsidiaries of Medpace. Medpace Investors and Mr. Troendle are affiliates of Medpace and Medpace Holdings, Inc. a Delaware corporation (“Medpace Holdings”). The stock options that are eligible for tender in the Offer (the “Eligible Options”) are all of those options that:

•	were granted under the Medpace Holdings, Inc. 2014 Equity Incentive Plan (the “2014 Plan”); and

•	are outstanding and vested on August 15, 2019 and will continue to be outstanding and vested as of the Expiration Date (defined below).

The Offer expires at 11:59 p.m., Eastern Time, on September 13, 2019, unless extended by us (as extended, the “Expiration Date”).

Participation in the Offer is voluntary. Individuals eligible to participate in the Offer are all of those individuals who hold Eligible Options (“Eligible Holders”). No executive officers, directors or affiliates of Medpace Holdings are participating in the Offer.

We are offering to pay the amount of the difference between the exercise price and $55.00 as set forth on Schedule A attached hereto for each Eligible Option that is tendered to us under the Offer depending on the terms of such Eligible Option. The price for each Eligible Option is set forth in Schedule A and explained in Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options) below. The term “tender” means presenting Eligible Options to us for purchase under the terms of the Offer. You may elect to tender a portion of a particular grant of Eligible Options. Additionally, if you hold Eligible Options that you received in more than one grant, you may choose to tender some, all or none of these Eligible Options. However, once you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof.

The common stock of Medpace Holdings is listed and traded on the NASDAQ Global Select Market under the symbol “MEDP”. On August 14, 2019, the closing sales price of the common stock of Medpace Holdings as quoted on the NASDAQ Global Select Market was $76.78 per share. Given that recent closing prices have been more than $20 greater than the price offered (on a per share basis) pursuant to this Offer, we recommend that you obtain current market prices for the Medpace Holdings common stock before deciding whether to tender any Eligible Options. Please refer to Section 9 “Price Range of Common Stock” herein and the table setting forth the high and low sales prices of Medpace Holdings common stock.

As of August 14, 2019, options to purchase 921,896 shares of Medpace Holdings common stock were outstanding under the 2014 Plan, of which there were Eligible Options to purchase up to 876,533 shares of Medpace Holdings common stock. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

We are making the Offer on the terms and subject to the conditions described in this document (the “Offer to Purchase”) and in the Election Form and Withdrawal Notice to be delivered in connection with this Offer to Purchase, as they may be amended or supplemented (collectively, the “Offering Documents”). In the event any of the conditions set forth in Section 8 of “The Offer” (Conditions of the Offer) occurs, we are under no obligation to accept any of the tendered Eligible Options, and we may terminate the Offer. We may also amend the Offer at any time or from time to time subject to applicable rules under the Exchange Act of 1934, as amended (the “Exchange Act”) and as described in Section 7 of “The Offer” (Extension of Offer; Termination; Amendment; Subsequent Offering Period).

IMPORTANT

If you would like to accept the Offer, you must properly complete, sign and return the Election Form (delivered in connection with this Offer to Purchase) in accordance with the instructions contained in the Election Form before the Expiration Date. If we do not receive your election by the Expiration Date, you will be deemed to have rejected the Offer. Please allow time for delivery of your Election Form. If you want to withdraw a previously submitted Election Form, you must properly complete, sign, and return the Withdrawal Notice (delivered in connection with this Offer to Purchase) in accordance with the instructions contained in the Withdrawal Notice prior to the Expiration Date. Please note, once you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof. See Section 5, “Withdrawal Rights; Change in Election.”

All questions about the Offer, requests for assistance or for additional copies of any offering materials, should be made by sending an e-mail to MedpaceInvestorsLLC@medpace.com.

Participating in this transaction involves risks. See “Risk Factors” beginning on page 7.

Although the Manager of Medpace Investors has approved the Offer, neither Medpace Holdings nor its Board of Directors makes any recommendation as to whether you should or should not tender any or all of your Eligible Options. We urge you to consult your personal financial and tax advisors before deciding whether to tender your Eligible Options.

This Offer has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the information contained in the Offering Documents or in documents to which we have referred you, including, without limitation, the Medpace Holdings Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 26, 2019, and the Medpace Holdings Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on July 30, 2019. We have not authorized anyone to give you any additional information or to make any representation in connection with this Offer other than the information and representations contained in the Offering Documents and all related documents filed as part of the Schedule TO filed with the SEC on August 15, 2019. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.

SCHEDULE A:	Cash Payment for Each Eligible Option
SCHEDULE B:	Stock Option Transactions by Executive Officers and Directors
SCHEDULE C:	Guide to Tax & Legal Issues for Non-U.S. Employees

SUMMARY TERM SHEET

Below are answers to some of the questions that you may have about the Offer. The information in this Summary Term Sheet is not complete and may not include all of the information that is important to you. We urge you to carefully read the entire Offer to Purchase, the 2014 Plan and your option agreements.

How the Option Purchase Works

Q1. What is the Offer?

Beginning at 12:01 a.m., Eastern Time, on August 15, 2019 and ending at 11:59 p.m., Eastern Time, on September 13, 2019, unless we extend the Offer, Eligible Holders (described in Question 3 below) may elect to tender all or a portion of their Eligible Options (described in Question 5 below) for a cash payment of the difference between the exercise price and $55.00 per Eligible Option. Information about the cash payment for each Eligible Option is set forth on Schedule A attached hereto. Participation in the Offer is voluntary. For more information, see Section 1 of “The Offer” (Eligibility; Eligible Options; Expiration Date) and Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options).

Q2. Why is Medpace Investors making the Offer?

Medpace Holdings grants long-term equity awards, in the form of stock options and restricted stock, to employees of Medpace and its subsidiaries in order to provide long-term performance-based compensation, encourage Medpace employees to continue their employment through the vesting periods of the awards, and help align employee and stockholder interests. Employees who hold stock options under the 2014 Plan who exercise their options will receive shares of common stock of Medpace Holdings that are not registered under the Securities Act of 1933, as amended. Because such shares are not registered, there will be restrictions on their resale. In addition, as an unregistered plan, the 2014 Plan does not have a market mechanism for a cashless exercise or “cash out” alternative. Medpace employees who do not have sufficient cash to pay for the exercise price of stock options and applicable taxes associated with the exercise may not realize the potential economic benefits of exercising such options. Through the Offer, Eligible Holders have a liquidity alternative that also facilitates the payment of employee tax obligations with respect to such options. Medpace Investors is and intends to remain a long-term investor in Medpace Holdings. As an investor in Medpace Holdings, the Offer is an attractive investment opportunity for Medpace Investors. As such Medpace Investors intends to exercise the purchased options and acquire the underlying shares of common stock by paying the exercise price for such options when and if Medpace Investors determines it is in Medpace Investors’ best interest.

Stock options and other incentives are material components of the long-term compensation and benefit philosophy of Medpace and Medpace Holdings. After a comprehensive review of the current compensation and benefit programs of Medpace and Medpace Holdings, we determined that this Offer is consistent with providing incentive value of the long-term performance award programs of Medpace and Medpace Holdings, while balancing the cost of the Offer with the interest of other shareholders and their investment in Medpace Holdings.

The Offer is designed to provide the incentive value of Medpace and Medpace Holdings’ long-term performance award programs by providing you with an opportunity to obtain the benefit associated with the cash payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to retain your Eligible Options.

Q3. Who may participate in the Offer?

All “Eligible Holders” may participate in the Offer. Eligible Holders are all individuals who hold Eligible Options. Directors and executive officers of Medpace Holdings are not participating in the Offer. If you are a current employee, a retired or terminated employee or currently on sick leave, military leave or any other bona fide leave of absence, you are eligible to participate in the Offer. For more information, see Section 1 of “The Offer” (Eligibility; Eligible Options; Expiration Date).

Q4. Who is excluded from participating in the Offer?

No Eligible Holders are excluded from participating on the Offer. If you hold Eligible Options, you may participate in the Offer. See also Q3 above.

Q5. Which options may be tendered?

Only “Eligible Options” may be tendered under the Offer. Eligible Options are stock options to purchase common stock that are outstanding and vested on the Expiration Date, and that were granted under the 2014 Plan.

Any stock option that is exercised, expires, terminates or is forfeited prior to the Expiration Date of the Offer, whether because of termination of employment or otherwise, is not an Eligible Option. For more information, see Section 1 of “The Offer” (Eligibility; Eligible Options; Expiration Date).

Q6. How do I know how many Eligible Options I have?

You will receive a personalized Election Form that lists the number of Eligible Options you have.

Q7. Can I tender some but not all of my Eligible Options?

You may choose to tender all, some or none of your Eligible Options. For example, suppose you received a grant of 1,000 options on June 10, 2014 and all of the options are currently vested. You may tender all, some or none of the 1,000 options. You may also choose to tender all, some or none of your Eligible Options that you received on different grant dates. For example, suppose you received a grant of 1,000 options on June 10, 2014 and you also received a grant of 1,000 options on March 31, 2015. All of the options you received on June 10, 2014 and on March 31, 2015 are currently vested. You may tender all, some or none of the 1,000 options you received on June 10, 2014 and all, some or none of the 1,000 options you received on March 31, 2015. However, once you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof. For example, using the same example above, if you choose to tender 500 of the 1,000 options you received on June 10, 2014 and 250 of the 1,000 options you received on March 31, 2015, and you decide to withdrawal your tender, you may only withdrawal the full 750 options tendered and not a portion thereof. Any stock options you hold that are not Eligible Options, as well as any Eligible Options you choose not to tender, will remain outstanding under their existing terms and conditions.

Q8. What is the cash payment?

The cash payment ranges from $36.77 to $40.59 per Eligible Option. The cash payment for each Eligible Option is the difference between the exercise price and $55.00 as set forth on Schedule A attached hereto. See Schedule A and Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options) for the cash payment amounts for each Eligible Option and for more information on how to calculate your total cash payment.

Q9. How was the value of each Eligible Option determined?

The amount to be paid for a particular Eligible Option is based on a valuation of such Eligible Option before the start of the Offer, which was determined by Medpace Investors based on such factors, including but not limited to, the holding period and the other transferability restrictions for the unregistered shares underlying the options, the lack of a market mechanism for a cashless exercise alternative, and the lack of a liquidity alternative that also facilitates payment of the employee tax obligations related to the options. Specifically, we are offering cash payments for each Eligible Option calculated on the amount of the difference between the exercise price and $55.00 as set forth on Schedule A attached hereto. You must make your own determination of the value to you of your Eligible Options, and you should consult with your personal advisors if you have questions about your financial or tax situation. For more information, see Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options and Q3 above). Before making your own determination of the value of your Eligible Options, you should note the current price of Medpace Holdings’ common stock, $76.78 as of August 14, 2019, and the historical six month average price of $68.36.

Q10. When and how will I receive my cash payment?

You will be entitled to a cash payment, reduced by any required withholdings, promptly following the Expiration Date. Your cash payment will not be subject to any vesting condition or otherwise be subject to forfeiture as long as you hold Eligible Options on the payment date. For your convenience and because there may be required withholdings, we have made arrangements to have the cash payment disbursed through the Medpace payroll system. Additionally, because the cash payment will be made through the Medpace payroll system, you will not be required to share your bank account information with Medpace Investors in order to receive the cash payment. Although Medpace will be disbursing the cash payments, it is simply acting as a paying agent for Medpace Investors. No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid. For more information, see Section 3 of “The Offer” (Amount of Cash Payment; Valuation of Eligible Options) and Section 6 of “The Offer” (Acceptance of and Payment for Eligible Options; Delivery of Cash Payment).

Q11. What will happen to the Eligible Options that I tender?

Promptly after the Expiration Date, Medpace Investors will become the owner of all validly tendered and accepted Eligible Options and shall have all rights of ownership, including the ability to exercise, with respect to such Eligible Options. You will no longer have any rights or obligations with respect to the tendered Eligible Options.

Q12. Do I have to participate in the Offer?

No. Participation is voluntary. If you elect not to participate, you do not need to do anything. You will keep all of your existing stock options, including your Eligible Options, and you will not receive a cash payment under the Offer. In addition, if you elect not to participate, no changes will be made to the terms of any of your existing stock options, and your stock options will continue to vest and expire according to their normal schedule.

Q13. How do I decide whether to participate in the Offer?

We are providing information to assist you in making your own informed decision, but none of Medpace, Medpace Holdings or their respective Boards of Directors makes any recommendation as to whether you should or should not participate in the Offer. You may, and we encourage you to, consult with your own outside legal counsel, accountant and/or financial advisor for further advice. We have not authorized anyone to provide you with additional information regarding the Offer.

Q14. What if I don’t want to participate in the Offer?

You do not have to participate in the Offer. The Offer is completely voluntary, and there are no penalties for electing not to participate. If you do not participate in the Offer, all of your Eligible Options and any other stock options that you hold will remain outstanding under their existing terms and conditions. To elect not to participate, you do not need to do anything or otherwise contact us.

Q15. Will I be granted stock options in the future if I participate or do not participate in the Offer?

Although Medpace Investors does not grant options under the 2014 Plan or other Medpace Holdings equity incentive plans, we understand from Medpace and Medpace Holdings that participation or non-participation in the Offer will have no effect on your consideration for future stock option or equity award grants under any equity incentive plan of Medpace Holdings, including the current plan which is the 2016 Incentive Award Plan. (The 2014 Plan is closed and no awards have been granted under the 2014 Plan since 2016.)

Q 16. Are the executive officers and directors of Medpace Holdings participating?

None of Medpace Holdings’ executive officers or directors are participating in the Offer.

Q17. Are there conditions to the Offer?

The Offer is subject to a number of conditions, which are described in Section 8 of “The Offer” (Conditions of the Offer). In the event that one or more of these conditions exist, we may decide to reject the Eligible Options that you elect to tender, or we may terminate or amend the Offer.

If we become aware that a condition to the Offer is triggered, we will promptly notify all Eligible Holders in writing as to whether or not we have decided to waive such condition.

Q18. What if my employment with Medpace terminates before the Offer expires?

In order to participate in the Offer, you do not need to be employed by Medpace or a subsidiary of Medpace. If you hold Eligible Options, you may participate in the Offer. For more information, see Section 1 of “The Offer” (Eligibility; Eligible Options; Expiration Date).

Participation in the Offer does not confer upon you the right to remain an employee of Medpace or any subsidiary of Medpace.

Q19. Will the Offer adversely affect any rights I have under the 2014 Plan?

No. We understand from Medpace Holdings that the Offer will not adversely affect any rights you have under the 2014 Plan. As required by the 2014 Plan, the administrator of the 2014 Plan approved and the Medpace Holdings Compensation Committee ratified and confirmed that Eligible Options may be transferred to Medpace Investors pursuant to the Offer.

Q20. Is there any other information about Medpace Holdings or Medpace Investors that I should consider?

In evaluating the Offer, you should keep in mind that the future performance of Medpace Holdings common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in the sector of Medpace Holdings, the performance of Medpace Holdings’ business and the risks and uncertainties set forth in its filings with the SEC. We recommend that you read the Medpace Holdings Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Medpace Holdings Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as well as all other documents incorporated by reference in this Schedule TO. Each of these documents is available at no charge by emailing MedpaceInvestorsLLC@medpace.com. For more information, see Section 17 of “The Offer” (Additional Information).

Duration of the Offer

Q21. When does the Offer expire?

You have until 11:59 p.m., Eastern Time, on September 13, 2019 to tender your Eligible Options in the Offer. No exceptions will be made to this deadline, unless we extend the Offer for all Eligible Holders. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offer at any time.

Q22. Can Medpace Investors extend, postpone, terminate or amend the Offer?

Yes, as long as we comply with applicable law, we may, at our discretion, extend the period of time during which the Offer is open, postpone our decision whether or not to accept any tendered Eligible Options, terminate the Offer if any of the conditions specified in Section 8 of “The Offer” (Conditions of the Offer) occurs, or amend the Offer in any respect. All Eligible Holders will be informed of any extension, postponement, termination of, or any amendment to, the Offer. For more information, see Section 7 of “The Offer” (Extension of Offer; Termination; Amendment; Subsequent Offering Period).

How to Tender Your Eligible Options

Q23. How do I participate in the Offer?

Instructions on how to participate in the Offer along with the required documentation to tender your Eligible Options are enclosed with this Offer to Purchase. To validly tender your Eligible Options pursuant to the Offer, you must, in accordance with the terms of the Election Form delivered to you in connection with this Offer to Purchase, mail, deliver or e-mail a properly completed and duly executed Election Form and any other documents required by the Election Form as follows:

•	Mail (not by interoffice mail) or Hand Deliver to:

Medpace Investors, LLC

Attention: Stephen P. Ewald

5375 Medpace Way

Cincinnati, Ohio 45227; or

•	Scan and e-mail to: MedpaceInvestorsLLC@medpace.com

For your tender to be valid, we must receive your Election Form by 11:59 p.m., Eastern Time, on September 13, 2019 (or, if we extend the Offer, a later date will be specified). If you miss this deadline, you will not be permitted to participate in the Offer. If you do not make any election, you will not participate in the Offer, and all Eligible Options that you hold and any other stock options that you hold will remain outstanding under their existing terms and conditions. For more information, see Section 4 of “The Offer” (Procedures for Tendering Eligible Options).

Q24. Will I receive notice that my Election Form was received by Medpace Investors and if the Election Form is defective in any way?

No, neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the tender of any Eligible Options. If you have any questions concerning the receipt or validity of any forms sent to us, please e-mail us at MedpaceInvestorsLLC@medpace.com.

Q25. Can I change my election?

Yes. You may withdraw your election to tender your Eligible Options by delivering to us a Withdrawal Notice in accordance with the instructions provided in the Withdrawal Notice at any time before the Expiration Date. If you elect to withdraw previously tendered Eligible Options, you must withdraw the Offer with respect to all of the Eligible Options. For the avoidance of doubt, once you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof.

Once you have delivered a Withdrawal Notice, you may not revoke your withdrawal. Rather, if you change your mind and decide you want to re-tender all or a portion of your Eligible Options after you have delivered a Withdrawal Notice, you must execute and deliver a new Election Form to us before the Expiration Date. For more information, see Section 5 of “The Offer” (Withdrawal Rights; Change in Election).

Q26. Is Medpace Investors required to accept my Eligible Options?

Subject to our rights to extend, terminate, or amend the Offer, we currently expect that we will accept promptly after the Expiration Date all Eligible Options that have been properly and timely tendered and that have not been validly withdrawn prior to the Expiration Date. For more information, see Section 4 of “The Offer” (Procedures for Tendering Eligible Options).

Q27. Do I need to return my grant documents to Medpace Investors?

No. You do not need to submit any option grant documents in order to tender any Eligible Options. However, you must submit the Election Form and any other documents required by the Tender Offer Statement.

U.S. Federal Income Tax Considerations

Q28. Do I have to pay taxes on the cash I receive if I reside in the United States?

The Eligible Options are nonqualified stock options for federal income tax purposes that were granted to employees. As such, the tax treatment of these options is governed by Section 83 of the Internal Revenue Code of 1986, as amended, and applicable treasury regulations. Pursuant to Section 83, cash payment to be paid for Eligible Options tendered in the Offer will be treated as compensation. Therefore, if you choose to participate, you will recognize ordinary income in an amount equal to the cash payment in the year in which you receive the cash payment. Medpace will report such ordinary income on the Form W-2 or other appropriate form delivered to the Internal Revenue Service (the “IRS”) by Medpace for the year in which the payment is made. Medpace will withhold from your cash payment all required income and payroll withholdings and will send those amounts to the appropriate tax authorities. For more information, see Section 12 of “The Offer” (Certain Tax Consequences, U.S. Federal Income Tax Consequences).

There may be additional state or local taxes withheld from your cash payment, and those consequences may vary based on where you live. We encourage all Eligible Holders who are considering exchanging their Eligible Options pursuant to the Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

Non-U.S. Tax Considerations

Q29. Do I have to pay taxes on the cash I receive if I reside outside the United States?

The tax consequences for participating Eligible Holders who reside outside of the United States may differ from the U.S. federal income tax consequences and, in some instances, are not entirely certain. We have provided additional information about the tax consequences applicable in countries outside the United States in which Eligible Holders reside in Schedule C to this Offer. We encourage all Eligible Holders who are considering exchanging their Eligible Options pursuant to the Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and other consequences that may apply to you. For more information, see Schedule C of the Offer (Guide to Tax & Legal Issues for Non-U.S. Employees).

How to Get More Information

Q30. What if I have questions or can’t find the Offering Documents?

If you have any questions regarding the Offer, please direct them by e-mail to Stephen P. Ewald at MedpaceInvestorsLLC@medpace.com. You can find additional copies of this Offering Document and any other related documents filed as exhibits to the Tender Offer Statement on Schedule TO on the SEC website (www.sec.gov) and on the Medpace intranet site (https://sp.medpace.com/sites/Investors/_layouts/15/start.aspx#/Shared%20Documents/Forms/AllItems.aspx). For more information, see Section 17 of “The Offer” (Additional Information).

RISK FACTORS

Participating in the Offer involves a number of risks, including those described below. Conversely, there are risks associated with keeping your Eligible Options and not tendering them. Additional information concerning risks to the business of Medpace Holdings is set forth in Section 1A — “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 of Medpace Holdings and is incorporated herein by reference. We strongly urge you to read this Offer to Purchase in its entirety and consult your investment, tax and legal advisors before deciding whether to participate in the Offer.

The amount of the cash payment to be paid for your Eligible Options in the Offer may be more or less than the net proceeds you would ultimately realize if you kept your Eligible Options and exercised them sometime in the future.

The current market price of Medpace Holdings’ common stock as of August 14, 2019 is $76.78, which is greater than the amount being offered in this Offer.

If you elect to participate in the Offer and the stock price of Medpace Holdings increases above the reference price of your tendered Eligible Options during the term of such Eligible Options, the value of the cash proceeds that you received pursuant to the Offer may be less than the value of the net proceeds you would ultimately have realized if you kept such Eligible Options and exercised them in the future. Therefore, we cannot guarantee that the value of the cash proceeds that you receive in the Offer will be higher than what you could receive if you do not tender your Eligible Options in the Offer.

On the other hand, if you elect to participate in the Offer and the stock price of Medpace Holdings decreases below the reference price of your tendered Eligible Options during the term of such Eligible Options, the value of the cash proceeds that you received pursuant to the Offer may be more than the value of the net proceeds you would ultimately realize if you kept such Eligible Options and exercised them in the future. Because we cannot guarantee whether the stock price of Medpace Holdings will increase or decrease in the future, we cannot guarantee that the value of the cash proceeds that you receive in the Offer will be lower than what you could receive if you do not tender your Eligible Options in the Offer.

The amount of the cash payment to be paid in the Offer may not accurately reflect the value of your Eligible Options at the time of the cash payment.

The current market price of Medpace Holdings’ common stock as of August 14, 2019 is $76.78, which is greater than the amount being offered in this Offer.

The amount to be paid for your Eligible Options in the Offer is the amount of the difference between the exercise price of the Eligible Options and $55.00 as set forth on Schedule A attached hereto. If a different valuation had been used, the amount paid to you for your Eligible Options may have varied from the applicable cash payment set forth in this Offer to Purchase.

If you do not participate in the Offer but later exercise your Eligible Options, you will have economic and tax consequences and restrictions on resale.

If you do not tender Eligible Options but later exercise them, you will have to pay the exercise price in cash at the time of exercise because cashless exercise is not available under the 2014 Plan. If you do not tender Eligible Options but later exercise them, you will also be required to pay all applicable taxes in cash at the time of exercise. Additionally, if you do not tender Eligible Options but later exercise them, the common stock you receive will have restrictions on resale.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences of participating in the Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You should read Schedule C attached to this Offer document. The Schedules to this Offer document discuss the tax consequences and other issues related to participation in the Offer for your country of residence. You are encouraged to consult your own tax advisors to discuss these consequences. For more information, see Schedule C of the Offer (Guide to Tax & Legal Issues for Non-U.S. Employees).

United States IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, Eligible Holders are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this Offer or any document referred to herein, including Schedule C, is not intended or written to be used, and cannot be used by Eligible Holders for the purpose of avoiding penalties that may be imposed on them under the Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) Eligible Holders should seek advice based on their particular circumstances from an independent tax advisor. The tax discussion set forth herein is included for general information only. Each Eligible Holder is urged to consult such Eligible Holder’s own tax advisor to determine the particular tax consequences to such Eligible Holder of the Offer, including the applicability and effect of federal, state, local and foreign tax laws.

THE OFFER

1.	Eligibility; Eligible Options; Expiration Date

Medpace Investors is offering to purchase for cash Eligible Options (as described below) held by Eligible Holders. We are making this Offer on the terms and subject to the conditions in this Offer to Purchase.

Eligible Holders. Eligible Holders are all individuals who hold Eligible Options as of the Expiration Date. Individuals who are currently employed, retired or no longer employees as well as employees who are currently on sick leave, military leave or any other bona fide leave of absence, are eligible to participate in the Offer. Medpace Holdings’ executive officers and directors are not participating in the Offer.

All Eligible Holders, including those who are retired, terminated or on vacation or an approved leave of absence or leave subject to statutory protections during the Offer period, are subject to the same deadline to tender Eligible Options.

Participation in the Offer does not confer upon you the right to remain an employee of Medpace or any subsidiary of Medpace.

Eligible Options. Eligible Options are all stock options to purchase Medpace Holdings’ common stock that are outstanding and vested on the Expiration Date and that were granted under the 2014 Plan.

Eligible Options include vested options only. Medpace Investors has sole authority to determine which stock option grants are Eligible Options under the 2014 Plan for purposes of the Offer.

If a stock option that you hold, whether vested or unvested, is exercised, expires, terminates or is forfeited before the Expiration Date, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option. Only stock options that have not expired, terminated, been forfeited or been exercised, and that remain outstanding and vested on the Expiration Date, will be Eligible Options.

If you hold Eligible Options that you received in more than one grant, you may choose to tender all, some or none of these Eligible Options. You also may tender a portion of a grant. However, once you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof.

As of August 14, 2019, options to purchase 921,896 shares of Medpace Holdings common stock were issued and outstanding under the 2014 Plan, and no options were available for future award grants under the 2014 Plan because the 2014 Plan has been closed. The outstanding options have exercise prices ranging between $14.41 and $18.23. Of the outstanding options, options to purchase 876,533 shares of common stock are Eligible Options with respect to the Offer.

Options tendered that do not qualify as Eligible Options will not be accepted by us. Our determination of eligibility of stock options for purchase in the Offer is final and binding on all parties.

Offer Expiration Date. The Offer is scheduled to remain open until 11:59 p.m., Eastern Time, on September 13, 2019, unless and until we, in our sole discretion, extend the Offer. We currently have no intent to extend the Offer beyond September 13, 2019. If, however, we do extend the Offer, we will announce the extension and the new expiration date by making a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. If we extend the period of time in which the Offer will remain open, the term “Expiration Date” will refer to the latest time and date on which the Offer expires. See Section 7 (Extension of Offer; Termination; Amendment; Subsequent Offering Period) below for a description of our rights to extend, terminate, modify and amend the Offer.

We will publish a notice if we decide to:

•	increase or decrease the cash payment for your Eligible Options; or

•	extend the Expiration Date.

If the Offer is scheduled to expire within ten business days after the date on which we notify you of such an increase, decrease or extension, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

A “business day” means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 (midnight) Eastern Time.

Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by written notice and by making any appropriate filings with the SEC.

No Impact on Future Awards. We understand from Medpace and Medpace Holdings that participation or non-participation in the Offer will have no effect on your consideration for future stock option or equity award grants under any equity incentive plan of Medpace Holdings, including the current plan which is the 2016 Incentive Award Plan. Your eligibility will be determined under the terms and conditions of such plans. Eligibility for future grants of options and equity awards will remain subject to the discretion of Medpace and Medpace Holdings and will not depend on whether you participate or do not participate in the Offer. In general, we understand that Medpace Holdings has historically granted equity compensation to selected officers, employees and directors and expects to continue to do so.

2.	Purpose of the Offer.

Medpace Holdings grants long-term equity awards, in the form of stock options and restricted stock, to employees of Medpace and subsidiaries of Medpace in order to provide long-term performance-based compensation, encourage Medpace employees to continue their employment through the vesting periods of the awards, and help align employee and stockholder interests. Employees who hold stock options under the 2014 Plan who exercise their options will receive shares of common stock of Medpace Holdings that are not registered under the Securities Act of 1933, as amended. Because such shares are not registered, there will be restrictions on their resale. In addition, as an unregistered plan, the 2014 Plan does not have a market mechanism for a cashless exercise or “cash out” alternative. Medpace employees who do not have sufficient cash to pay for the exercise price of stock options and applicable taxes associated with the exercise may not realize the potential economic benefits of exercising such options. Through the Offer, Eligible Holders have a liquidity alternative that also facilitates the payment of employee tax obligations with respect to such options. Medpace Investors is and intends to remain a long-term investor in Medpace Holdings. As an investor in Medpace Holdings, the Offer is an attractive investment opportunity for Medpace Investors. As such, Medpace Investors intends to exercise the purchased options and acquire the underlying shares of common stock by paying the exercise price for such options when and if Medpace Investors determines it is in Medpace Investors’ best interest.

Stock options and other incentives are material components of the long-term compensation and benefit philosophy of Medpace and Medpace Holdings. After a comprehensive review of the Medpace and Medpace Holdings current compensation and benefit programs, we determined that this Offer is consistent with providing the incentive value of Medpace and Medpace Holdings’ long-term performance award programs. The Offer is designed to provide the incentive value of Medpace and Medpace Holdings long-term performance award programs by providing you with an opportunity to obtain the benefit associated with the cash payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to retain your Eligible Options and exercise them.

3.	Amount of Cash Payment; Valuation of Eligible Options.

Cash Payment. We are offering a cash payment for each Eligible Option. The payment per Eligible Option is determined by the amount of the difference between the exercise price and $55.00. The various grant dates, exercise prices and cash payment per Eligible Option are set forth on Schedule A attached hereto.

To calculate your total cash payment, determine the grant date of your Eligible Options and the associated cash payment per Eligible Option, which is listed on Schedule A. Multiply the associated cash payment per Eligible Option by the number of your Eligible Options. Please note that this total will be reduced by applicable income tax, social insurance contributions, payroll tax and any other required withholdings. Our determination as to the amount of your cash payment is final and binding on all parties.

Applicable income tax, social insurance contributions, payroll tax and any other required withholdings or charges will be withheld from the cash payment and paid by Medpace to the applicable taxing authority, to the extent required by law. You should consult with your tax advisor to determine if additional taxes will be due. Depending on your personal tax situation, you may owe taxes on the cash payment above and beyond the amounts withheld and such additional amounts are your responsibility to pay. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

Valuation. The amount to be paid for a particular Eligible Option is based on a valuation of such Eligible Option before the start of the Offer. Specifically, we are offering cash payments for each Eligible Option calculated on the amount of the difference between the exercise price and $55.00 as set forth on Schedule A attached hereto.

4.	Procedures for Tendering Eligible Options.

Electing to Participate. To participate in the Offer, you must tender your Eligible Options before the Expiration Date. To validly tender your Eligible Options pursuant to the Offer, you must, in accordance with the terms of the Election Form delivered to you in connection with this Offer to Purchase, mail, e-mail or hand deliver a properly completed and duly executed Election Form and any other documents required by the Election Form to:

•	Mail (not by interoffice mail) or Hand Deliver to:

Medpace Investors, LLC

Attention: Stephen P. Ewald

5375 Medpace Way

Cincinnati, Ohio 45227; or

•	Scan and e-mail to: MedpaceInvestorsLLC@medpace.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is timely delivered in accordance with the instructions above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

For your tender to be valid, we must receive your Election Form by 11:59 p.m., Eastern Time, September 13, 2019 (or, if we extend the Offer, a later date will be specified). If you miss this deadline, you will not be permitted to participate in the Offer. If you do not make any election, you will not participate in the Offer, and all Eligible Options you hold and any stock options you hold that are not Eligible Options will remain outstanding under their existing terms and conditions.

If you hold Eligible Options that you received in more than one grant, you may choose to tender all, some or none of these Eligible Options. You also may choose to tender a portion of a grant. However, once you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof.

Your election may be withdrawn at any time before the Expiration Date by delivering a properly completed Withdrawal Notice bearing a later date, and such Withdrawal Notice will supersede any Election Form previously delivered to us. For more information, see Section 5 (Withdrawal Rights; Change in Election) below.

Electing Not to Participate. Participation in the Offer is voluntary. If you do not want to tender your Eligible Options in the Offer, you do not need to do anything. Any Eligible Options that you do not validly and timely tender will remain outstanding on the same terms and conditions on which they were granted.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, the number of shares subject to Eligible Options and all questions as to the form, validity, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Our determination of these matters will be final and binding on all parties. We may reject any or all Eligible Options tendered for cash. We also may waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular Eligible Option or any particular Eligible Holder, in each case in our sole discretion. No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Holder tendering the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the tender of any Eligible Options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

Our Acceptance Constitutes an Agreement. Your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer, subject to withdrawal rights set forth in Section 5 below. Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered Eligible Options, all right, title and interest in such Eligible Options will transfer to us. By tendering your Eligible Options, you irrevocably release all of your rights with respect to such tendered Eligible Options.

We currently expect that we will accept promptly after the Expiration Date all Eligible Options properly and timely tendered that have not been validly withdrawn prior to the Expiration Date.

5.	Withdrawal Rights; Change in Election.

You may withdraw your election to tender Eligible Options only if you comply with the provisions of this Section 5. Please note, if you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof.

To withdraw your election to tender options in the Offer, you must complete the Withdrawal Notice and return it to us by one of the methods listed above in Section 4, at any time before 11:59 p.m., Eastern Time, on September 13, 2019 (or, if we extend the Offer, a later date will be specified).

Once you have withdrawn your tender of Eligible Options, you may not revoke that withdrawal. Rather, if you change your mind and decide you want to re-tender your Eligible Options after you have withdrawn them, you must again follow the election procedure described above in Section 4. Please note that, although you may tender a portion of a grant of Eligible Options, you may not withdraw your election for a smaller amount than the amount tendered. Accordingly, if you elect to withdraw previously tendered Eligible Options from a particular grant, you must reject the Offer with respect to all of the Eligible Options from such grant.

No withdrawal rights will apply to Eligible Options tendered during a subsequent offering period and no withdrawal rights will apply during a subsequent offering period to Eligible Options tendered during the initial period of the Offer and which we have already accepted for purchase. For more information, see Section 7 (Extension of Offer; Termination; Amendment; Subsequent Offering Period) below.

We will determine all questions as to the form and validity (including time of receipt) of the Withdrawal Notice. Our determination of these matters will be final and binding on all parties. Neither we nor any other person is obligated to give you notice of any errors in any Withdrawal Notice, and no one will be liable for failing to give notice of any errors.

6.	Acceptance of and Payment for Eligible Options; Delivery of Cash Payment.

Acceptance. If you are an Eligible Holder and validly tender Eligible Options that you do not validly withdraw from the Offer before the Expiration Date, those options will be transferred to us when we accept them for payment, and you will no longer have any rights with respect to those Eligible Options.

Timing of Acceptance. Subject to our rights to extend, terminate and amend the Offer before the Expiration Date, as described in Section 7 below, we will accept promptly after the Expiration Date all validly tendered Eligible Options that have not been properly withdrawn. To the extent you elect to exercise your withdrawal rights described in Section 5 above more than once or submit more than one Election Form, or to the extent your elections or withdrawals are conflicting, your most recent Election Form or Withdrawal Form submitted before 11:59 p.m., Eastern Time, on September 13, 2019 (unless otherwise extended), will be the Election Form or Withdrawal Form, as applicable, considered for acceptance by us.

Cash Payment. If your Eligible Options are accepted, we will pay you a cash payment for your Eligible Options, reduced by any required income tax, social insurance contributions, payroll tax and any other required withholding, promptly following the Expiration Date. See Schedule A and Section 3 above for details regarding the amount of the cash payment for your Eligible Options. You will receive such cash payment through the Medpace payroll system, and your cash payment will not be subject to any vesting condition or otherwise be subject to forfeiture as long as you are employed by Medpace or a subsidiary of Medpace on the Expiration Date. You will receive your cash payment by direct deposit if you currently receive your paycheck in this manner. Otherwise, you will receive your cash payment by check. No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid.

Termination of Option Agreements. Upon our acceptance of your Eligible Options that you tender in the Offer, your currently outstanding option agreements relating to the tendered Eligible Options will automatically be cancelled and rendered null and void, and you will no longer have any rights with respect to those Eligible Options.

7.	Extension of Offer; Termination; Amendment; Subsequent Offering Period.

We may, at our discretion, at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for purchase by publicly announcing the extension and giving written notice of such extension to the Eligible Holders.

Before the Expiration Date, at our discretion, we may postpone our decision of whether or not to accept any Eligible Options. In order to postpone accepting, we must publicly announce the postponement and give written notice of the postponement to the Eligible Holders. Our right to delay accepting Eligible Options is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.

Before the Expiration Date, we may terminate the Offer if any of the conditions specified in Section 8 below occurs. In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Holders as if no tender had occurred. We will provide written notice of any such termination to all Eligible Holders holding Eligible Options.

As long as we comply with applicable law, we may, in our discretion, amend the Offer in any respect, including decreasing or increasing the amount of the cash payment or by changing the number or type of stock options eligible to be tendered in the Offer. If we extend the length of time during which the Offer is open, such extension will be publicly announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced time for expiration of the Offer. Any amendment will be disseminated promptly to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Holders.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

We will publish a notice to Eligible Holders if we decide to:

•	increase or decrease the cash payment for your Eligible Options; or

•	extend the Expiration Date.

If the Offer is scheduled to expire within ten business days after the date on which we notify you of such an increase, decrease or extension, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

After the Expiration Date and acceptance of Eligible Options validly tendered in, and not withdrawn from, the Offer, we may, but are not obligated to, provide one or more subsequent offering periods. A subsequent offering period, if provided, will be an additional period of up to twenty business days beginning on the next business day following the Expiration Date, during which Eligible Holders may tender, but not withdraw, any remaining Eligible Options and receive the cash payment. We will promptly accept and pay for all Eligible Options that are validly tendered by the Expiration Date of the initial Offer period, whether or not we provide a subsequent offering period. During a subsequent offering period, tendering Eligible Holders will not have withdrawal rights, and we will immediately accept and promptly pay for any Eligible Options validly tendered during the subsequent offering period.

We do not currently intend to provide a subsequent offering period for the Offer, although we may do so. If we elect to provide or extend any subsequent offering period, we will make a public announcement no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

8.	Conditions of the Offer.

Notwithstanding any other provisions of the Offer, we will not be required to accept any Eligible Options for purchase and may cancel, terminate or amend the Offer, as provided herein and in each case subject to the rules promulgated under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Date, any of the events described below has occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the Offer. The events are:

(a)

there shall be threatened or instituted or pending, any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer or the acquisition of some or all of the Eligible Options tendered for purchase pursuant to the Offer;

(b)

there shall be threatened or instituted or pending any action, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any governmental, regulatory or administrative authority, agency or tribunal that would or might directly or indirectly:

(i)	make the acceptance for purchase or the purchase of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of the Offer;

(ii)	delay or restrict our ability, or render us unable, to accept for purchase or to purchase Eligible Options for some or all of the Eligible Options tendered for purchase; or

(iii)	materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of Medpace Holdings;

(c)	there shall have occurred:

(i)	any general suspension of trading in securities on any national securities exchange or in the over-the-counter market;

(ii)	a suspension of trading in Medpace Holdings common stock by the SEC or by the NASDAQ Stock Market;

(iii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iv)	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(v)

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(vi)

any decrease of greater than 10%, measured from the close of trading on August 14, 2019 (the last day of trading prior to the commencement of the Offer), in the market price of the shares of Medpace Holdings common stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or otherwise), operations or prospects or on the trading in our common stock;

(vii)	in the case of any of the foregoing which exists at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(viii)

any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Companies, or the NASDAQ Composite Index by an amount in excess of 10% measured during any time period after the close of business on August 15, 2019;

(d)

a tender or exchange offer with respect to some or all of Medpace Holdings common stock, or a merger or acquisition proposal for Medpace Holdings, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or Medpace Holdings shall have learned that:

(i)

any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Medpace Holdings common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of Medpace Holdings common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before August 15, 2019;

(ii)

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before August 15, 2019 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of Medpace Holdings common stock;

(iii)

any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of Medpace Holdings common stock before the Expiration Date that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with the acceptance for purchase of Eligible Options pursuant to the Offer; or

(iv)

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(e)

any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of Medpace Holdings that, in our reasonable judgment, is or may have a material adverse effect on Medpace Holdings.

These conditions to the Offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the Expiration Date, other than actions or inactions by us. We may waive the conditions, subject to applicable law, at any time and from time to time before the Expiration Date in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. If we become aware that a condition to the Offer is triggered, we will promptly notify Eligible Holders in writing as to whether or not we have decided to waive such condition. Any determination we make concerning the events described in this Section 8 will be final and binding on all Eligible Holders.

We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly and timely tendered and have not been validly withdrawn prior to the Expiration Date.

The Offer is not conditioned upon any financing arrangement or financing plan.

9.	Price Range of Common Stock.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of Medpace Holdings common stock. Medpace Holdings common stock, par value $0.01, is listed on the NASDAQ Global Select Market and trades under the stock symbol “MEDP.”

The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices of Medpace Holdings common stock as reported on the NASDAQ Global Select Market.

	High	Low
Fiscal Year 2019
Third Quarter (through August 14, 2019)	$80.65	$61.38
Second Quarter	$65.72	$52.84
First Quarter	$71.66	$48.18
Fiscal Year 2018
Fourth Quarter	$64.94	$45.88
Third Quarter	$65.09	$42.43
Second Quarter	$45.94	$33.52
First Quarter	$39.63	$31.75
Fiscal Year 2017
Fourth Quarter	$39.64	$31.70
Third Quarter	$33.50	$26.56
Second Quarter	$32.62	$21.76
First Quarter	$37.22	$26.01

On August 14, 2019, the closing price of Medpace Holdings common stock as reported by the NASDAQ Global Select Market was $76.78 per share.

We urge you to obtain current market prices for Medpace Holdings common stock before deciding whether to tender your Eligible Options.

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options.

None of the executive officers or directors of Medpace Holdings are participating in the Offer. Mr. Troendle, as an executive officer and director of Medpace Holdings and manager and controlling interest holder in Medpace Investors, has an interest in the transaction. Mr. Troendle has voting control over 8,364,827 shares (approximately 23.1%) of Medpace Holdings’ common stock as of July 31, 2019, which includes Mr. Troendle’s interest in Medpace Investors shares.

As of August 14, 2019, Medpace Holdings’ executive officers and directors (9 persons) as a group beneficially owned outstanding options to purchase an aggregate of 47,555 shares of Medpace Holdings common stock under the 2014 Plan.

Except for outstanding options to purchase shares of Medpace Holdings common stock and other stock-based awards, such as restricted stock awards, granted from time to time to certain of Medpace employees (including Medpace Holdings executive officers) pursuant to the 2014 Plan and except as set forth in this document, neither we nor any person controlling us nor any of Medpace Holdings’ executive officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

To the knowledge of the Offeror, after making reasonable inquiry, during the 60 days preceding the date of this Schedule TO, none of the Offeror, Mr. Troendle or the Issuer, its subsidiaries, its affiliates or the executive officers or directors of the Issuer has engaged in any transactions in shares of Medpace Holdings’ common stock or the Eligible Options. See Schedule B.

11.	Source of Funds; Status of Eligible Options Tendered in the Offer; Accounting Consequences of the Offer.

As of August 14, 2019, Eligible Options to purchase up to 876,533 shares of Medpace Holdings common stock were outstanding and vested and held by Eligible Holders. If all Eligible Options are tendered to Medpace Investors for purchase under the Offer, the aggregate cash payments will be approximately $34,570,434. We anticipate making payment to tendering Eligible Holders for the purchase of Eligible Options pursuant to the Offer and payment of related fees and expenses from available cash on hand. Specifically, as of the date of the Offer, through the Expiration Date and through the payment date Medpace Investors shall have cash on hand in the form of immediately available funds sufficient to purchase all validly tendered Eligible Options pursuant to the Offer. The Offer is not subject to any financing condition and Medpace Investors is not borrowing any funds in connection with the Offer.

Eligible Options that we purchase in the Offer will be owned and held by Medpace Investors upon our acceptance of the tender of such options after the Expiration Date. Medpace Investors reserves the right to either exercise or not exercise Eligible Options that are purchased in the Offer. However, it is the present intention of Medpace Investors that it shall exercise the options that it purchases in the Offer at the exercise price and in accordance with all other applicable terms and conditions of the award agreements governing the options and the 2014 Plan.

Because Medpace Investors holds a significant ownership interest in Medpace Holdings, Medpace Investors qualifies as an economic interest holder under Accounting Standards Codification 718 of the Financial Accounting Standards Board (“ASC 718”). Under ASC 718, the involvement of an economic interest holder in any transaction with an employee of the reporting entity related to option awards should be accounted for as if the reporting entity and the economic interest holder are one in the same. Therefore, from an accounting perspective, due to Medpace Investors being an economic interest holder of Medpace Holdings, the offering party is Medpace Holdings. Based on the fact that any offer made by an economic interest holder in the original company issuing a share based award must be viewed as an offer by the issuing company itself, the Offer constitutes a settlement of the option for accounting purposes. No additional compensation cost is recognized by Medpace Holdings. The awards purchased by Medpace Investors will be accounted for as new awards.

12.	Certain Tax Consequences.

U.S. Federal Income Tax Consequences

The following summarizes the material U.S. federal income tax consequences of participation in the Offer. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to changes. Any such changes could apply on a retroactive basis and could affect the U.S. federal income taxes described below. In addition, circumstances unique to certain individuals may change the usual income tax results.

The cash payment to be paid for Eligible Options tendered in the Offer will be treated as compensation. As such, if you choose to participate, you will recognize ordinary income in an amount equal to the cash payment in the year in which you receive the cash payment. Medpace will report such ordinary income in the Form W-2 or other appropriate form delivered to the IRS by Medpace for the year in which the payment is made. The amount of cash paid to you in exchange for Eligible Options tendered in the Offer will be reduced by all required income tax, social insurance contributions, payroll tax and other required withholdings.

Additional state or local taxes may be imposed on your tender, and those taxes may vary based on where you live.

We recommend that you consult with your own tax advisor to determine the specific tax considerations and tax consequences relating to your participation in the Offer.

Non-U.S. Income Tax Consequences

The tax consequences for participating Eligible Holders who reside outside of the United States may differ from the U.S. federal income tax consequences and, in some instances, are not entirely certain. We have provided additional information about the tax consequences applicable in countries outside the United States in which Eligible Holders reside in Schedule C to this Offer. We encourage all Eligible Holders who are considering exchanging their Eligible Options pursuant to the Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and other consequences that may apply to you. For more information, see Schedule C of the Offer (Guide to Tax & Legal Issues for Non-U.S. Employees).

13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any other approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or the payment of the cash payments for Eligible Options as described in this Offer to Purchase. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, Eligible Options that you tender to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to accept tendered Eligible Options and to pay the cash payment is subject to the conditions described in Section 8 above.

14.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting Eligible Holders to tender Eligible Options under the Offer.

15.	Information Concerning Medpace, Medpace Holdings and Medpace Investors.

Medpace is one of the world’s leading clinical contract research organizations, or CROs, by revenue, solely focused on providing scientifically-driven outsourced clinical development services to the biotechnology, pharmaceutical and medical device industries. Medpace’s mission is to accelerate the global development of safe and effective medical therapeutics. Medpace Holdings is the parent company of Medpace and the shares of common stock of Medpace Holdings are listed and traded on the NASDAQ Global Select Market. Medpace Investors is an affiliate of Medpace and Medpace Holdings by virtue of its beneficial ownership of approximately 21.4% the outstanding shares of common stock of Medpace Holdings and that Mr. August J. Troendle, the President and Chief Executive Officer of Medpace Holdings, is the sole manager and controlling unit holder of Medpace Investors.

The Offeror structured the Offer as described herein because it is interested in acquiring Eligible Options for investment purposes. The Offeror has, and intends to continue to review its investments in Medpace Holdings on a continuing basis. In connection with the structure of the Offer, the Offeror reviewed numerous factors, including, but not limited to: an ongoing evaluation of Medpace Holdings’ business, financial condition, operations and prospects; price levels of Medpace Holdings’ securities; general market, industry and economic conditions; and the relative attractiveness of alternative business and investment opportunities. The Offeror may, at any time and from time to time, acquire additional securities of Medpace Holdings, or retain or sell all or a portion of the securities then held, in the open market or in privately negotiated transactions. Medpace Investors intends to exercise the purchased options and acquire the underlying shares of common stock by paying the exercise price when and if Medpace Investors determines it is in its best interest to do so.

The name of each offeror is Medpace Investors, LLC, a Delaware limited liability company and August J. Troendle, a natural person and U.S. citizen. Each Offeror is an affiliate of Medpace Holdings. Medpace Investors beneficially owns approximately 21.4% of the outstanding shares of common stock of Medpace Holdings as of July 31, 2019. Mr. Troendle, the President, Chief Executive Officer and Chairman of the Board of Directors of Medpace Holdings, is the sole manager and controlling unit holder of Medpace Investors. Mr. Troendle is a member of Medpace Investors’ Schedule 13D group. Mr. Troendle has voting control over 8,364,827 shares (approximately 23.1%) of Medpace Holdings common stock as of July 31, 2019, which includes Mr. Troendle’s interest in Medpace Investors’ shares. The Offeror’s principal office is located at 5375 Medpace Way, Cincinnati, Ohio 45227 and the telephone number of their principal office is (513) 579-9911. Mr. Troendle has held his current position with Medpace Holdings for the past five years. None of Medpace Holdings’ executive officers have been convicted in a criminal proceeding in the past five years, nor have been party to any judicial or administrative proceeding in the past five years.

In addition to Mr. Troendle, the other members of Medpace Investors consist of the executive officers of Medpace Holdings and other employees of Medpace and subsidiaries of Medpace. With respect to the names, addresses, interests, prior employment and biographical information of the executive officers, see Medpace Holdings’ Definitive Proxy Statement on Schedule 14A for 2019 Annual Meeting of Shareholders, filed with the SEC on April 3, 2019 (incorporated herein by reference). All executive officers of Medpace Holding are U.S. citizens. Mr. Troendle and some other members of Medpace Investors received an in-kind distribution from Medpace Investors of Medpace Holdings common shares on September 28, 2018, which were reported on such individuals’ Form 4 filings with the Securities and Exchange Commission. The approximate dollar value of such transactions were as follows as of September 28, 2018: Mr. Troendle: $15,088,393.41; Mr. Jesse Geiger: $2,218,886.67; Ms. Susan Burwig: $1,508,833.35; and Mr. Stephen Ewald: $476,044.86.

The principal executive offices of each of Medpace, Medpace Holdings and Medpace Investors along with all executive officers of Medpace Holdings are located at 5375 Medpace Way, Cincinnati, Ohio 45227 and the telephone number of each is (513) 579-9911. The website of each of Medpace and Medpace Holdings is www.medpace.com. The information on the website is not part of this Offer to Purchase.

None of the executive officers or directors of Medpace Holdings are tendering Eligible Options in the Offer.

As of August 14, 2019, Medpace Holdings’ executive officers and directors (9 persons) as a group beneficially owned outstanding options to purchase an aggregate of 47,555 shares of Medpace Holdings common stock under the 2014 Plan.

Except for outstanding options to purchase shares of Medpace Holdings common stock and other stock-based awards, such as restricted stock awards, granted from time to time to certain of Medpace employees (including Medpace Holdings executive officers) pursuant to the 2014 Plan and except as set forth in this document, neither we nor any person controlling us nor any of Medpace Holdings’ executive officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

To the knowledge of the Offeror, after making reasonable inquiry, during the 60 days preceding the date of this Schedule TO, none of the Offeror, or the Issuer, its subsidiaries, its affiliates or the executive officers or directors of the Issuer has engaged in any transactions in shares of Medpace Holdings’ common stock or Eligible Options. See Schedule B.

16.	Corporate Plans, Proposals and Negotiations.

Medpace Holdings continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, Medpace Holdings may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. Medpace Holdings also may, from time to time, engage in purchases of our outstanding common stock in either open market or privately negotiated transactions, including transactions under currently authorized stock repurchase program, or it may engage in issuances of shares of common stock or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, Medpace Holdings may also be engaged in discussions or negotiations with potential candidates for management or board of director positions or with existing members of management for changes in positions, responsibilities or compensation. Medpace Holdings also may enter into agreements for the purchase and sale of products and services, engage in purchases and sales of assets and incur indebtedness from time to time in the ordinary course of business.

Subject to the foregoing and except as otherwise disclosed in this Offer to Purchase or in Medpace Holdings’ filings with the SEC, none of Mr. Troendle, Medpace Holdings and Medpace Investors has any present plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving Medpace Holdings or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of Medpace Holdings assets or of any of its subsidiaries’ assets;

•	a material change in Medpace Holdings present dividend policy, indebtedness or capitalization;

•	any other material change in Medpace Holdings’ corporate structure or business;

•	any change in Medpace Holdings’ present board of directors or management;

•	Medpace Holdings common stock being delisted from the NASDAQ Global Select Market;

•	Medpace Holdings common stock being terminated from registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of Medpace Holdings’ obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional Medpace Holdings securities or the disposition of any of Medpace Holdings securities; or

•	any changes in Medpace Holdings’ charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Medpace Holdings.

Medpace Holdings or Medpace Investors may change plans and intentions at any time, as each may deem appropriate.

17.	Additional Information.

On August 15, 2019, Medpace Investors and Mr. Troendle filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including the exhibits, before deciding whether to participate in the Offer.

We also recommend that, in addition to the Schedule TO materials, you review the following materials, which Medpace Holdings has filed with the SEC and we are incorporating by reference into this Offer to Purchase, before deciding whether to participate in the Offer:

(1)	Medpace Holdings Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 26, 2019;

(2)	Medpace Holdings Definitive Proxy Statement filed with the SEC on April 3, 2019;

(3)	Medpace Holdings Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on July 30, 2019;

(4)	Current Reports on Form 8-K filed with the SEC on April 16, 2019, May 17, 2019, May 21, 2019 and May 24, 2019; and

(7)

the description of Medpace Holdings common stock, par value $0.01 per share, contained in the Medpace Holdings Form 8-A filed with the SEC on August 9, 2016, as the same may be amended from time to time.

This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, NE, Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains periodic reports and other information regarding registrants that file electronically with the SEC.

We will also provide, without charge, to any Eligible Holder holding Eligible Options, upon his or her request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by e-mailing Stephen P. Ewald at MedpaceInvestorsLLC@medpace.com, or by calling (513) 579-9911.

The information contained in this Offer to Purchase should be read together with the information contained in the documents to which we have referred you.

18.	Forward-Looking Statements; Miscellaneous.

The matters regarding the future discussed in this Offer to Purchase include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (however, the safe harbors of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with this Offer). These statements involve known and unknown risks, uncertainties and other factors which may cause actual results of Medpace Holdings, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties for Medpace Holdings include, but are not limited to, the following: the potential loss, delay or non-renewal of contracts, or the non-payment by customers for services we have performed; the failure to convert backlog to revenue at present or Medpace Holdings’ historical conversion rate; fluctuation in results between fiscal quarters and years; decreased operating margins due to increased pricing pressure or other pressures; failure to perform services in accordance with contractual requirements, government regulations and ethical considerations; the impact of underpricing contracts, overrunning cost estimates or failing to receive approval for or experiencing delays with documentation of change orders; failure to successfully execute growth strategies; the impact of a failure to retain key executives or other personnel or recruit experienced personnel; the risks associated with information systems infrastructure, including potential security breaches and other disruptions which could compromise information; failure to manage growth effectively; adverse results from customer or therapeutic area concentration; the risks associated with doing business internationally, including the effects of tariffs and trade wars; the risks associated with the Foreign Corrupt Practices Act and other anti-corruption laws; future net losses; the impact of changes in tax laws and regulations; the risks associated with intercompany pricing policies; failure to attract suitable investigators and patients to clinical trials; the liability risks associated with research and development services; the risks related to Phase I clinical services; inadequate insurance coverage for operations and indemnification obligations; fluctuations in exchange rates; the risks related to relationships with existing or potential customers who are in competition with each other; failure to successfully integrate potential future acquisitions; potential impairment of goodwill or other intangible assets; limited ability to utilize net operating loss carryforwards or other tax attributes; the risks associated with the use and disposal of hazardous substances and waste; the failure of third parties to provide critical support services; limited ability to protect intellectual property rights; the risks associated with potential future investments in customers’ business or drugs; general economic conditions in the markets in which Medpace Holdings operates, including financial market conditions; the impact of a natural disaster or other catastrophic event; negative outsourcing trends in the biopharmaceutical industry and a reduction in aggregate expenditures and research and development budgets; inability to compete effectively with other CROs; the impact of healthcare reform; the impact of recent consolidation in the biopharmaceutical industry; failure to comply with federal, state and foreign healthcare laws; the effect of current and proposed laws and regulations regarding the protection of personal data; potential involvement in costly intellectual property lawsuits; actions by regulatory authorities or customers to limit the scope of or withdraw an approved drug, biologic or medical device from the market; failure to keep pace with rapid technological changes; the impact of industry-wide reputational harm to CROs; the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on research, commercial and general business operations in the U.K. and the EU; changes in U.S. generally accepted accounting principles, including the impact of the changes to the revenue recognition standards; risks related to internal control over financial reporting; Medpace Holdings’ ability to fulfill debt obligations; the risks associated with incurring additional debt or undertaking additional debt obligations; the effect of covenant restrictions under debt agreements on Medpace Holdings’ ability to operate our business; Medpace Holdings’ inability to generate sufficient cash to service all of our indebtedness; fluctuations in interest rates; and our dependence on lenders, which may not be able to fund borrowings under the credit commitments, and Medpace Holdings’ inability to borrow.

These and other important factors discussed under the caption “Risk Factors” in Medpace Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on February 26, 2019, and Medpace Holdings’ other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this Schedule TO. Neither Medpace Investors nor Medpace Holdings can guarantee that any forward-looking statement will or will not be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Schedule TO and Medpace Holdings’ filings with the SEC. Any such forward-looking statements represent Medpace Holdings’ management’s estimates as of the date of this Schedule TO. While Medpace Holdings may elect to update such forward-looking statements at some point in the future, Medpace Holdings and Medpace Investors disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing any views as of any date subsequent to the date of this Schedule TO.

Neither Medpace Holdings nor its Board of Directors makes any recommendation as to whether you should tender any or all of your Eligible Options or any portions thereof. We urge you to consult your personal financial and tax advisors before deciding whether to tender your Eligible Options.

None of Medpace, Medpace Holdings or Medpace Investors has authorized any person to make any recommendation on their behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the information contained in the Offering Documents and other documents to which we have referred you, including, without limitation, Medpace Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 26, 2019 and Medpace Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on July 30, 2019.

None of Medpace, Medpace Holdings or Medpace Investors has authorized anyone to give you any additional information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Purchase and in the documents to which we referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by any of Medpace, Medpace Investors or Medpace Holdings.

This Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Medpace Investors, LLC

August J. Troendle

August 15, 2019

SCHEDULE A

CASH PAYMENT FOR EACH ELIGIBLE OPTION

We are offering a cash payment in the amount set forth in the table below for each share of Medpace Holdings common stock subject to an Eligible Option with the grant date and exercise price indicated in the table set forth below.

Grant Date	Exercise Price	Cash Payment Per Eligible Option
June 10, 2014	$14.41	$40.59
July 7, 2014	$14.41	$40.59
September 19, 2014	$14.41	$40.59
March 31, 2015	$16.20	$38.80
July 31, 2015	$16.88	$38.12
December 31, 2015	$18.23	$36.77
March 31, 2016	$18.23	$36.77

SCHEDULE B

STOCK OPTION TRANSACTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

To the knowledge of the Offeror, after making reasonable inquiry, during the 60 days preceding the date of this Schedule TO, except as set forth below, none of the Offeror, Mr. Troendle or the Issuer, its subsidiaries, its affiliates or the executive officers or directors of the Issuer has engaged in any transactions in shares of common stock or Eligible Options.

Name	Transaction Date	Number and Type of Securities	Description of Transaction
N/A	N/A	N/A	N/A

SCHEDULE C

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

1. Argentina

The following is a general summary of the material tax consequences of the tender of your Eligible Options in exchange for a cash payment for Eligible Holders subject to tax in Argentina. This summary is based on the tax laws in effect in Argentina as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Holders considering participation in the Offer to consult with their own tax or financial advisors.

This summary gives a general outline of the taxation consequences of the acceptance of the Offer for employees who are resident in Argentina and have been resident in Argentina since the grant of the Eligible Options. If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. The ultimate amount of tax liability you will be responsible for may also be subject to the terms and conditions of your expatriation assignment (if any) regarding tax equalization policies applicable to you. If your expatriation assignment contains tax equalization provisions, please carefully review such provisions prior to participating in the Offer.

Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the payment.

Receipt of Payment

You will be subject to income tax and to any applicable social insurance contributions on the amount of the payment owed to you. You will be subject to tax when the payment is made to you through local payroll.

Withholding and Reporting

Your employer is required to report the payment and withhold any taxes and applicable social insurance contributions due on the payment. At the time your payment is made, income tax and any employee social insurance contributions will be withheld and collected and remitted to the appropriate tax authority. You will be responsible for paying any difference between your actual tax liability and the amount withheld.

NOTE: The EMPLOYEE agrees that he or she has a strong level of English, and understands completely the points made in this tax guide.

ACLARACION: El EMPLEADO declara tener un perfecto conocimiento del idioma inglés, comprendiendo cabalmente todos los alcances de esta guía.

2. Belgium

This Schedule C has been prepared to provide employees subject to tax in Belgium with a summary of the tax consequences of the tender of Eligible Options pursuant to the Offer; that is, the voluntary cancellation of Eligible Options in exchange for the cash payment. This summary is based on the tax laws in effect in Belgium as of July 2009. We advise you to consult with your own tax advisor when considering participation in the Offer.

The summary is necessarily general in nature and does not purport to be tax advice in relation to your particular circumstances. The information merely provides a guide to the tax consequences as of the date of this Offer which may arise to a Belgian resident individual who participates in the Offer. If you perform duties in countries other than Belgium during the life of the Eligible Options or when you receive the cash payment, your specific tax and reporting requirements may differ and further information should be sought before proceeding.

If you intend to participate in the Offer, then you should not rely on this information as anything other than a general guide to the potential taxation consequences which may arise. You are advised to obtain independent taxation advice specific to your particular circumstances in relation to your participation in the Offer.

If you are a citizen or resident of another country, or if you are internationally mobile during the life of the Eligible Option or when you receive the cash payment, the information contained in the Schedule may not be applicable to you.

Any tax information included herein was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed on the taxpayer by any governmental taxing authority or agency.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the cash payment.

Receipt of Payment

The cash payment will be subject to income tax at your marginal tax rate and social security contributions. You will be subject to tax when the cash payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer is required to report the cash payment and withhold income tax and social security contributions due on the cash payment. You should confirm with your personal tax advisor whether you will have an obligation to report the cash payment on your individual income tax return. You will be responsible for paying any difference between actual tax liability and the amount withheld.

3. Chile

The following is a general summary of the material tax consequences of the tender of your Eligible Options in exchange for a cash payment for Eligible Holders subject to tax in Chile. This summary is based on the tax laws in effect in Chile as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Holders considering participation in the Offer to consult with their own tax or financial advisors.

This summary gives a general outline of the taxation consequences of the acceptance of the Offer for employees who are resident in Chile and have been resident in Chile since the grant of the Eligible Options. If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. The ultimate amount of tax liability you will be responsible for may also be subject to the terms and conditions of your expatriation assignment (if any) regarding tax equalization policies applicable to you. If your expatriation assignment contains tax equalization provisions, please carefully review such provisions prior to participating in the Offer.

Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the payment.

Receipt of Payment

You will be subject to income tax and to a surtax on the amount of the payment. As there is no guidance from the Chilean tax authorities on these types of payments, the tax treatment of the payment is not entirely clear. However, it is likely that the payment will be considered default income, which means that you will be subject to Corporate First Category Tax and to a surtax when the payment is made to you.

Withholding and Reporting

Your employer is treating the payment as default income and is not therefore withholding any taxes due on the payment. It is your responsibility to pay any income tax, the surtax, and any applicable social insurance contributions due on the payment.

4. France

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for a cash payment pursuant to the Offer for Eligible Holders subject to tax in France. This summary is based on the tax laws in effect in France as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date when the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange for a cash payment in France.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Payment

If you receive cash payments in exchange for your stock options, you will be subject to income tax and social security contributions when you receive cash payments in exchange for the stock options.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment. You will be responsible for paying any difference between the actual liability and the amount withheld.

5. Germany

The following is a general summary of the material tax consequences of the tender of your Eligible Options in exchange for a cash payment for Eligible Holders subject to tax in Germany. This summary is based on the tax laws in effect in Germany as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Holders considering participation in the Offer to consult with their own tax or financial advisors.

This summary gives a general outline of the taxation consequences of the acceptance of the Offer for employees who are resident in Germany and have been resident in Germany since the grant of the Eligible Options. If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. The ultimate amount of tax liability you will be responsible for may also be subject to the terms and conditions of your expatriation assignment (if any) regarding tax equalization policies applicable to you. If your expatriation assignment contains tax equalization provisions, please carefully review such provisions prior to participating in the Offer.

Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the payment.

Receipt of Payment

The payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the payment. You will be subject to tax when the payment is made to you through local payroll.

Please note that the payment will not be eligible for any favorable tax treatment. In contrast, your Eligible Options may have been eligible for a tax deduction pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), provided they met certain conditions. Therefore, you should carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer is required to report the payment as salary and withhold any taxes and applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceiling) due on the payment. At the time your payment is made, income tax and any employee social insurance contributions will be withheld and collected and remitted to the appropriate tax authority. You will be responsible for paying any difference between your actual tax liability and the amount withheld. You may also be entitled to a refund in case the amount withheld exceeds your actual tax liability at the time of your annual income tax filing and assessment.

6. Italy

The following is a general summary of the material tax consequences of the tender of your Eligible Options in exchange for a cash payment for Eligible Holders subject to tax in Italy. This summary is based on the tax laws in effect in Italy as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Holders considering participation in the Offer to consult with their own tax or financial advisors.

This summary gives a general outline of the taxation consequences of the acceptance of the Offer for employees who are resident in Italy and have been resident in Italy since the grant of the Eligible Options. If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. The ultimate amount of tax liability you will be responsible for may also be subject to the terms and conditions of your expatriation assignment (if any) regarding tax equalization policies applicable to you. If your expatriation assignment contains tax equalization provisions, please carefully review such provisions prior to participating in the Offer.

Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the payment.

Receipt of Payment

You will be subject to income tax at your marginal rate and to any applicable social insurance contributions on the amount of the payment. You will be subject to tax when the payment is made to you through local payroll.

Please note that the payment will not be eligible for any favorable social insurance treatment. In contrast, your Eligible Options should not be subject to social insurance contributions at exercise. Therefore, you should carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer is required to report the payment and withhold any taxes and applicable social insurance contributions due on the payment. At the time your payment is made, income tax and any employee social insurance contributions will be withheld and collected and remitted to the appropriate tax authority. You will be responsible for paying any difference between your actual tax liability and the amount withheld.

7. Netherlands

The following is a general summary of the material tax consequences of the tender of your Eligible Options in exchange for a cash payment for Eligible Holders subject to tax in the Netherlands. This summary is based on the tax laws in effect in the Netherlands as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Holders considering participation in the Offer to consult with their own tax or financial advisors.

This summary gives a general outline of the taxation consequences of the acceptance of the Offer for employees who are resident in the Netherlands and have been resident in the Netherlands since the grant of the Eligible Options. If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. The ultimate amount of tax liability you will be responsible for may also be subject to the terms and conditions of your expatriation assignment (if any) regarding tax equalization policies applicable to you. If your expatriation assignment contains tax equalization provisions, please carefully review such provisions prior to participating in the Offer.

Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the payment.

Receipt of Payment

The payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent that you have not exceeded any applicable contribution ceilings) on the amount of the payment. You will be subject to tax when the payment is made to you through local payroll.

Withholding and Reporting

Your employer is required to report the payment as salary and withhold any taxes and applicable social insurance contributions due on the payment. At the time your payment is made, income tax and any employee social insurance contributions will be withheld and collected and remitted to the appropriate tax authority. You will be responsible for paying any difference between your actual tax liability and the amount withheld.

8. Poland

The following is a general summary of the material tax consequences of the tender of your Eligible Options in exchange for a cash payment for Eligible Holders subject to tax in Poland. This summary is based on the tax laws in effect in Poland as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Holders considering participation in the Offer to consult with their own tax or financial advisors.

This summary gives a general outline of the taxation consequences of the acceptance of the Offer for employees who are resident in Poland and have been resident in Poland since the grant of the Eligible Options. If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. The ultimate amount of tax liability you will be responsible for may also be subject to the terms and conditions of your expatriation assignment (if any) regarding tax equalization policies applicable to you. If your expatriation assignment contains tax equalization provisions, please carefully review such provisions prior to participating in the Offer.

Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the payment.

Receipt of Payment

Your employer will treat the payment as employment revenue and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions on the amount of the payment. You will be subject to tax when the payment is made to you through local payroll.

Depending on the terms of your Eligible Options, you may have been eligible for a deferral of the taxable gain on exercise. In contrast, there will be no deferral of the tax due on the payment. Therefore, please consult with your personal tax advisor and carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer is required to report the payment and withhold any taxes and applicable social insurance contributions due on the payment. At the time your payment is made, income tax and any employee social insurance contributions will be withheld and collected and remitted to the appropriate tax authority. You will be responsible for paying any difference between your actual tax liability and the amount withheld.

9. China

The following is a general summary of the material tax and other consequences of the voluntary cancellation of Eligible Options in exchange for a cash payment pursuant to the Offer for Eligible Holders subject to tax in the People’s Republic of China (“PRC”). This summary is based on the tax laws in effect in the PRC as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date when the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the cash payment in the PRC.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Payment

The cash payment will be treated as salary and will be subject to IIT at your marginal rate and may be subject to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings). You will be subject to tax when the cash payment is made to you through your regular paycheck.

Subject to meeting certain conditions, the cash payment may be treated as a year-end bonus, and subject to IIT based on a more preferential calculation as compared to salary. Please note that the year-end bonus IIT calculation method may be used only once a year.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes due on the cash payment. Under the current laws in the PRC it is unclear whether your employer is required to withhold and report any applicable social insurance contributions on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

10. Russia

The following is a general summary of the material tax consequences of the tender of Eligible Options in exchange for a cash payment pursuant to the Offer for Eligible Holders subject to tax in Russia. This summary is based on the tax laws in effect in Russia as of September 2013, all of which are subject to change, possibly on a retroactive basis. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may longer be accurate. If you are, or were at any time during the period from the issuance of your Eligible Options to the date of a cancellation of your tendered options, a citizen or tax resident of a country other than Russia and/or have worked for the Company or its affiliates in a country other than Russia, the information continued in this summary may not be applicable to you.

The tax consequences associated with participating in this Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation.

This summary may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal advisor to determine the consequences of taking or not taking any action concerning your Eligible Options under the Offer and to determine how the laws of Russia or other jurisdictions apply to your specific situation.

Tender

You will not be subject to a tax as a result of the tender of your Eligible Options in exchange for a cash payment pursuant to the Offer.

Receipt of Payment

You will be subject to income tax when the cash payment is made to you through local payroll. You will not be subject to any social insurance contributions on the cash payment.

Withholding and Reporting

Your employer will withhold and report income tax due on the cash payment. You will be responsible for paying any different between the actual tax liability and the amount withheld.

11. South Africa

The following is a general summary of the material tax consequences of the tender of Eligible Options in exchange for a cash payment pursuant to the Offer for Eligible Holders subject to tax in South Africa. This summary is based on the tax laws in effect in South Africa as of September 2013, all of which are subject to change, possibly on a retroactive basis. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are, or were at any time during the period from the issuance of your Eligible Options to the date of cancellation of your tendered options, a citizen or tax resident of a country other than South Africa and/or have worked for the Company or its affiliates in a country other than South Africa, the information contained in this summary may not be applicable to you.

The tax consequences associated with participating in this Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the underlying facts and circumstances, including your personal situation. This summary may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal advisor to determine the consequences of taking or not taking any action concerning your Eligible Options under the Offer and to determine how the laws of South Africa or other jurisdictions apply to your specific situation.

Tender

You will not be subject to tax as a result of the tender of your Eligible Options in exchange for a cash payment pursuant to the Offer.

Receipt of Payment

You will be subject to both income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceilings) when the cash payment is made to you through local payroll.

Withholding and Reporting

Your employer is required to report and withhold income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceilings) due on the cash payment. You are responsible paying any difference between your actual tax liability and the amount withheld by your employer at vesting.

12. Spain

The following is a general summary of the material tax consequences of the tender of your Eligible Options in exchange for a cash payment for Eligible Holders subject to tax in Spain. This summary is based on the tax laws in effect in Spain as of June 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Holders considering participation in the Offer to consult with their own tax or financial advisors.

This summary gives a general outline of the taxation consequences of the acceptance of the Offer for employees who are resident in Spain and have been resident in Spain since the grant of the Eligible Options. If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. The ultimate amount of tax liability you will be responsible for may also be subject to the terms and conditions of your expatriation assignment (if any) regarding tax equalization policies applicable to you. If your expatriation assignment contains tax equalization provisions, please carefully review such provisions prior to participating in the Offer.

Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the payment.

Receipt of Payment

You will be subject to income tax at your marginal rate and to any applicable social insurance contributions on the amount of the payment. You will be subject to tax when the payment is made to you through local payroll.

Please note that the payment will not be eligible for favorable tax treatment. In contrast, your Eligible Options may have been eligible for favorable tax treatment, provided that certain conditions were met. Therefore, you should carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer is required to report the payment and withhold any taxes and applicable social insurance contributions due on the payment. At the time your payment is made, income tax and any employee social insurance contributions will be withheld and collected and remitted to the appropriate tax authority. You will be responsible for paying any difference between your actual tax liability and the amount withheld.

13. United Kingdom

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the cash payment pursuant to the Offer for Eligible Holders subject to tax in the United Kingdom. This summary is based on the tax laws in effect in the United Kingdom as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date when the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and cash payment in the United Kingdom.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the U.K., the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Payment

The cash payment will be taxed in the same way as salary income and will be subject to income tax and to employee NICs. Income tax and NICs will be deducted upon when the cash payment is made to you through your regular paycheck. Note that, in the event you agreed to assume the employer NICs due in connection with your Eligible Options, you will have to assume such employer NICs due on the cash payment. You will receive a credit against your income tax for any employer NICs that you bear.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable employee and/or employer NICs due on the cash payment. You will be responsible for paying any difference between the actual liability and the amount withheld.

14. Switzerland

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the cash payment for Eligible Holders subject to tax in Switzerland. This summary is based on the tax laws in effect in Switzerland as of March 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the cash payment is made.

This summary may also include other country-specific requirements that may affect your participation in the Offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Swiss optionees are taxed at the federal, cantonal and municipal levels. Set forth below is a description of the federal tax consequences of participating in the voluntary cancellation of Eligible Options in exchange for a cash payment.

Option Exchange/Cash Payment

You will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling and are otherwise subject to social insurance contributions) on the amount of the cash payment. You will be taxed when the cash payment is made to you through your regular paycheck.

Withholding and Reporting

If you are an employee subject to ordinary tax assessment (i.e., if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold any income tax due on the cash payment. However, your employer is required to report the cash payment on the annual certificate of salary (Lohnausweis) and to withhold and report any applicable social security obligations. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from the cash payment.

If you are an employee subject to income taxation at source (i.e., if you are a foreign employee holding a “B” permit or a cross-border employee), your employer is required to withhold and report salary withholding tax and social insurance contributions due on the cash payment. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.